News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Third Quarter 2011 Results

BASKING RIDGE, N.J., November 11, 2011 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the quarter ended September 30, 2011.

Consolidated revenues totaled $38.2 million for the third quarter of 2011, representing a 5% revenue decline from $40.3 million in the third quarter of 2010. The Company recorded a net loss for the third quarter of $1.3 million, or ($0.02) per share, compared to a net loss of $1.2 million, or ($0.02) per share, in 2010. The net loss for the third quarter of 2011 includes a $0.6 million sales tax refund received from a supplier, which positively impacted gross profit. The net loss for the third quarter of 2010 included restructuring charges of $0.7 million.

For the nine months ended September 30, 2011, consolidated revenues were $116.7 million compared to $123.0 million in the comparable period of 2010. The Company's net loss for the nine months ended September 30, 2011 totaled $2.9 million, or ($0.04) per share, compared to a net loss of $0.7 million, or ($0.01) per share, for the nine months ended September 30, 2010. The results for the nine months ended September 30, 2011 include a $0.6 million sales tax refund received from a supplier. The results for the nine months ended September 30, 2010 included a $1.6 million reduction in a previously established reserve for interest and penalties pertaining to unclaimed property, along with restructuring charges of $0.9 million.

Third quarter 2011 revenues by service line:

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Portamedic revenue totaled $24.8 million in the third quarter of 2011, a decline of approximately 12% compared to $28.2 million in the third quarter of 2010, primarily due to an 8.6% decline in paramedical exams completed during the quarter, along with a 4.3% decrease in revenue per exam.

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Heritage Labs revenue totaled $2.7 million for the third quarter of 2011, a decrease of approximately 3% compared to the third quarter of 2010, primarily attributable to reduced demand for our lab testing services.

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Hooper Holmes Services revenue totaled $5.0 million for the third quarter of 2011, down 13% in comparison to the prior year period, primarily attributable to reduced revenue from our medical records collection services.

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Health & Wellness revenue totaled $5.7 million for the third quarter of 2011, a 55% increase from the third quarter of 2010, primarily due to an increase in health screenings completed during the quarter.

Net cash used in operations approximated $1.4 million in the third quarter of 2011, primarily attributable to an increase in accounts receivable during the third quarter. Capital expenditures totaled $1.4 million in the third quarter of 2011. As of September 30, 2011, cash and cash equivalents totaled $18.0 million, with no outstanding borrowings under the Company's credit facility.

“During the third quarter, we reduced the rate of revenue decline to 5% year over year compared to 9% in 2010. Additionally, we grew Health & Wellness revenues, won a major government study, began a new solutions sales partnership in the brokerage space, renewed carrier approval contracts and continued to expand iParamed,” said Ransom J. Parker, President and CEO of Hooper Holmes. “We believe that our 2011 operating and capital investments are working and that we are making solid progress toward returning the Company to a growth trajectory.”

Conference Call

The Company will host a conference call, today, November 11, 2011 at 11:00 a.m. ET to discuss third quarter 2011 results.

To participate in the conference call, please dial 888-846-5003 or internationally 480-629-9856 conference ID 4485775 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on November 11, 2011 until midnight on November 18, 2011, by dialing 877-870-5176 or internationally 858-384-5517. The access code for the replay is 4485775.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; the level of our liquidity; operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 14, 2011. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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